                                                                       EXHIBIT 2







                         CONVERTIBLE SENIOR SUBORDINATED
                 PROMISSORY NOTE AND WARRANT PURCHASE AGREEMENT



                           Dated as of April 18, 2001



                                 BY AND BETWEEN



                               ELECTRIC CITY CORP.


                                       and


                           NEWCOURT CAPITAL USA, INC.

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
ARTICLE I. DEFINITIONS .............................................................     1
Section 1.1   Definitions ..........................................................     1

ARTICLE II. LENDER COMMITMENT AND LOANS ............................................     5
Section 2.1   Lender Commitment; Purchase and Sale of Notes ........................     5
Section 2.2   Closing ..............................................................     6
Section 2.3   Termination and Reduction of Commitment ..............................     6
Section 2.4   Repayment of Loans ...................................................     6
Section 2.5   Surrender of Bridge Warrant ..........................................     6

ARTICLE III. CONDITIONS PRECEDENT ..................................................     6
Section 3.1   Lender's Conditions to Closing .......................................     6
        (a)   Receipt of Note and Other Transaction Documents ......................     6
        (b)   Opinion of the Company's Counsel .....................................     6
        (c)   No Litigation; No Order ..............................................     7
        (d)   Proceedings ..........................................................     7
        (e)   Representations and Warranties .......................................     7
        (f)   Compliance with this Agreement .......................................     7
        (g)   Officer's Certificate ................................................     7
        (h)   Secretary's Certificate ..............................................     7
        (i)   Purchase Permitted by Applicable Laws; Legal Investment ..............     7
        (j)   Consents and Approvals ...............................................     8
        (k)   No Material Adverse Change ...........................................     8
        (l)   Market Conditions
        (m)   Execution of Confidentiality Agreements By Employees .................     8
        (n)   Denis Enberg .........................................................     8
        (o)   Great Lakes Acquisition ..............................................     8
        (p)   No Default or Event of Default .......................................     9
        (q)   Payment of Legal Fees ................................................     9
        (r)   Payment of Marketing and Consulting Fees .............................     9
        (s)   Insurance ............................................................     9
        (t)   Waivers ..............................................................     9
Section 3.2   Conditions Precedent to Lender's Obligations to Make Additional
              Loans ................................................................     9
        (a)   Proper Notice ........................................................     9
        (b)   No Litigation; No Order ..............................................     9
        (c)   Representations and Warranties .......................................     9
        (d)   Compliance with this Agreement .......................................     9
        (e)   Securities Purchase Agreement ........................................    10
        (f)   Approval of Charter Amendment ........................................    10
        (g)   Voting Agreements ....................................................    10
        (h)   No Material Adverse Change ...........................................    10
        (i)   Great Lakes Acquisition ..............................................    10
        (j)   Key Man Life Insurance ...............................................    10
        (k)   Joseph Marino ........................................................    10



                                       i
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
        (l)   Officer's Certificate ................................................    10
        (m)   Payment of Legal Fees ................................................    10
        (n)   Purchase Permitted by Applicable Laws; Legal Investment ..............    11
        (o)   No Default or Event of Default .......................................    11
        (p)   Market Conditions ....................................................    11
        (q)   Augustine, L.P. ......................................................    11

ARTICLE IV. CERTAIN COVENANTS ......................................................    11
Section 4.1   Incorporation of All Covenants from Bank Credit Agreement ............    11
Section 4.2   Use of Proceeds ......................................................    12
Section 4.3   Certain Actions ......................................................    12
Section 4.4   Stockholder Approval .................................................    12
Section 4.5   No Modification of Resolutions .......................................    12
Section 4.6   Sale of Series A Preferred Stock .....................................    12
Section 4.7   Waiver of Stay, Extension or Usury Laws ..............................    12

ARTICLE V. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY ................    13
Section 5.1   Organization; Standing and Qualification of Company and its
              Subsidiary; Corporate Authority ......................................    13
Section 5.2   Capital Stock ........................................................    14
Section 5.3   No Defaults ..........................................................    14
Section 5.4   Burdensome and Conflicting Agreements and Charter Provisions .........    14
Section 5.5   Title to Assets, Etc .................................................    15
Section 5.6   Leases ...............................................................    15
Section 5.7   Contracts ............................................................    15
Section 5.8   Financial Statements .................................................    16
Section 5.9   Actions Pending ......................................................    16
Section 5.10  Offering of Series A Preferred Stock .................................    17
Section 5.11  Broker's or Finder's Commissions .....................................    17
Section 5.12  [Omitted.] ...........................................................    17
Section 5.13  Intellectual Property ................................................    17
Section 5.14  Taxes ................................................................    18
Section 5.15  ERISA ................................................................    18
Section 5.16  Environmental ........................................................    20
Section 5.17  Insurance ............................................................    21
Section 5.18  Transactions with Affiliates .........................................    21
Section 5.19  Employees; Labor Matters .............................................    22
Section 5.20  Customers, Suppliers and Distributors ................................    22
Section 5.21  Agreements with Stockholders .........................................    22
Section 5.22  Company Qualifies as a "Smaller Enterprise" ..........................    22
Section 5.23  Projections ..........................................................    22
Section 5.24  Commission Documents .................................................    22
Section 5.25  Disclosure ...........................................................    23

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF LENDER ...............................    23
Section 6.1   Investment Purpose ...................................................    23
Section 6.2   Accredited Investor Status ...........................................    23
Section 6.3   Authorization; Enforcement ...........................................    23
Section 6.4   Broker's or Finder's Commissions .....................................    24

ARTICLE VII. INDEMNIFICATION .......................................................    24
Section 7.1   General ..............................................................    24
Section 7.2   Procedure ............................................................    24
Section 7.3   Contribution .........................................................    25
Section 7.4   Notification .........................................................    26

ARTICLE VIII. SUBORDINATION ........................................................    26
Section 8.1   Notes Subordinated to Designated Senior Debt .........................    26
Section 8.2   No Payment on Notes in Certain Circumstances .........................    26
Section 8.3   Notes Subordinated to Prior Payment of all Designated Senior Debt
              on Dissolution, Liquidation or Reorganization ........................    27
Section 8.4   Lender Under the Notes to be Subrogated to Rights of Holders of
              the Designated Senior Debt ...........................................    28
Section 8.5   Obligations of the Company Unconditional .............................    28
Section 8.6   Subordination Rights not Impaired by Acts or Omissions of the
              Company or Holders of Designated Senior Debt .........................    29
Section 8.7   Not to Prevent Events of Default .....................................    29
Section 8.8   Miscellaneous ........................................................    29

ARTICLE IX. MISCELLANEOUS ..........................................................    29
Section 9.1   Entire Agreement; Survival of Provisions .............................    29
Section 9.2   No Waiver; Modifications in Writing ..................................    30
Section 9.3   Notices ..............................................................    30
Section 9.4   Headings; Table of Contents ..........................................    30
Section 9.5   Counterparts .........................................................    31
Section 9.6   Binding Effect; Assignment ...........................................    31
Section 9.7   Governing Law ........................................................    31
Section 9.8   Consent to Jurisdiction and Service of Process .......................    31
Section 9.9   Further Assurances ...................................................    31
Section 9.10  Specific Performance .................................................    32
Section 9.11  Severability of Provisions ...........................................    32
Section 9.12  Costs, Expenses and Taxes ............................................    32
Section 9.13  Publicity ............................................................    32



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                This CONVERTIBLE SENIOR SUBORDINATED PROMISSORY NOTE PURCHASE
AGREEMENT is made as of April 18, 2001 by and between Electric City Corp., a Delaware corporation (the "Company"), and Newcourt Capital USA, Inc., a Delaware corporation ("Lender").

                                   WITNESSETH

                WHEREAS, Lender intends to loan to the Company up to $2,000,000 aggregate principal amount;

                WHEREAS, the parties intend for the Company to issue to Lender in return for such advances one or more convertible senior subordinated promissory notes in the form attached hereto as Exhibit "A" (individually, as amended from time to time, a "Note" and collectively, the "Notes" and a warrant in the form attached hereto as Exhibit "B" (as amended from time to time, the "Bridge Warrant"); and

                WHEREAS, the parties hereto wish to provide for the sale and issuance of the Bridge Warrant and the Notes in return for such advances, pursuant to the terms and conditions set forth in this Agreement and the exhibits and schedules attached hereto.

                                    AGREEMENT

                NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

        Section 1.1 Definitions. As used in this Agreement, and unless the context clearly requires a different meaning, the following terms have the meanings indicated:

                "Additional Loans" shall have the meaning set forth in Section
2.1 hereof.

                "Advance Date" shall have the meaning set forth in Section 2.1 hereof.

                "Affiliate" means, as applied to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                "Agreement" means this Convertible Senior Subordinated Promissory Note Purchase Agreement, together with all exhibits and schedules hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof from time to time.



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

                "Assets" shall have the meaning set forth in Section 5.5 hereof.

                "Availability Period" shall mean the period from and after the Closing Date through the earliest to occur of (i) the closing of a Qualified Transaction and (ii) June 1, 2001.

                "Bank Credit Agreement" shall mean that certain Loan Agreement dated as of the 22nd day of March, 2001, made by and between American National Bank and Trust Company of Chicago, a national banking association, the Company and the Company's Subsidiary, and the Loan Documents (as defined in the Bank Credit Agreement) as the same may be amended from time to time.

                "Bridge Warrant" shall have the meaning set forth in recitals hereof.

                "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

                "Closing" shall have the meaning set forth in Section 2.2 hereof.

                "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Commission" means the Securities and Exchange Commission or any other governmental authority at the time administering the Securities Act or the Exchange Act.

                "Commission Documents" shall have the meaning set forth in
Section 5.24 hereof.

                "Common Stock" shall mean and include the Company's authorized common stock, $.0001 par value per share.

                "Company" shall have the meaning set forth in the preamble of this Agreement.

                "Company IP" shall have the meaning set forth in Section 5.13 hereof.

                "Company Personnel" shall have the meaning set forth in Section
5.15 hereof.

                "Conversion Stock" shall have the meaning set forth in Section
6.1 hereof.

                "Customers" shall have the meaning set forth in Section 5.20 hereof.

                "Designated Senior Debt" shall mean (a) the indebtedness of the Company outstanding under the Bank Credit Agreement in an aggregate amount not to exceed $2,500,000 plus accrued interest thereon and other fees as provided for in the Bank Credit Agreement and under the Marino Term Note in an aggregate amount not to exceed $982,000; and (b) indebtedness incurred to refinance the indebtedness referred to in clause (a), up to such permitted principal amounts.

                "Employee Plans" shall have the meaning set forth in Section
5.15 hereof.

                "Environmental Condition" shall have the meaning set forth in
Section 5.16 hereof.

                "Environmental Law" shall have the meaning set forth in Section
5.16 hereof.

                "ERISA" shall have the meaning set forth in Section 5.15 hereof.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

                "Governmental Authority" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                "Great Lakes Transaction" shall have the meaning set forth in
Section 3.2(i) hereof.

                "Hazardous Substances" shall have the meaning set forth in
Section 5.16 hereof.

                "Initial Loan" shall have the meaning set forth in Section 2.1 hereof.

                "Interim Financial Statements" shall have the meaning set forth in Section 5.8 hereof.

                "Indemnifiable Costs and Expenses", "Indemnifying Party" and "Indemnified Person" have the meanings assigned thereto in Section 7.1 hereof.

                "Lender" shall have the meaning set forth in the preamble hereof.

                "Litigation" shall have the meaning set forth in Section 3.1(d) hereof.

                "Loans" shall have the meaning set forth in Section 2.1 hereof.

                "Marino Term Note" shall mean that certain Subordinated Secured Term Note dated May 30, 2000 made by the Company in favor of Joseph Marino, and the General Security Agreement related thereto, made as of May 31, 2000 by the Company in favor of Joseph Marino, each as may be amended from time to time.

                "Note" or "Notes" shall have the meaning set forth in the recitals hereof.

                "Notice" shall have the meaning set forth in Section 2.1 hereof.

                "Person" means an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

                "Placement Agent Warrant" means the warrant to be issued by the Company to Lender as placement agent upon the closing of a Qualifying Transaction in substantially the form attached as Exhibit D to the Securities Purchase Agreement, as the same may be amended from time to time.

                "PPM" means that certain Confidential Private Placement Memorandum of the Company dated February 16, 2001, including any supplements thereto issued prior to the Closing Date.

                "Projections" shall have the meaning set forth in Section 5.23 hereof.

                "Properties" shall have the meaning set forth in Section 5.16 hereof.

                "Qualifying Transaction" means the issuance and sale by the Company, on or prior to July 16, 2001, of shares of Series A Preferred Stock for an aggregate purchase price of not less than $8 million, including the outstanding principal amount of the Notes and accrued but unpaid interest thereon, if the aggregate purchase price of all such sales of Series A Preferred Stock together with the outstanding principal amount of the Notes, and accrued but unpaid interest thereon, would equal or exceed $8 million.

                "Registration Rights Agreement" means that certain Registration Rights Agreement to be entered into by and between the Company and Lender at the Closing, in the form attached hereto as Exhibit "C", as amended from time to time.

                "Release" shall have the meaning set forth in Section 5.16 hereof.

                "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same may be in effect from time to time.

                "Securities Purchase Agreement" shall mean the securities purchase agreement in substantially the form attached hereto as Exhibit "D", together with the exhibits thereto, to be entered into by the Company and the initial purchasers of Series A Preferred Stock pursuant to a private placement in which Lender serves as placement agent, as amended from time to time.

                "Series A Preferred Stock" means shares of a new series of preferred stock that may be sold by the Company from time to time with the terms set forth in a Certificate of Designations of Series A Preferred Stock of the Company, in substantially the form attached hereto as Exhibit "A" to the Securities Purchase Agreement, to be filed at or prior to the time that such shares are sold.

                "Subordinated Obligations" shall have the meaning set forth in
Section 8.1 hereof.

                "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled, directly or indirectly, by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to the "Subsidiary" refers to Switchboard Apparatus, Inc., the sole Subsidiary of the Company (prior to the consummation of the Great Lakes Transaction).

                "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties on or additions to any such taxes (and, in the case of the Company and its Subsidiary, Taxes for which the Company or its Subsidiary may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity, or under Treasury Regulation
Section 1.1502-6 or any similar provision of state or local law).

                "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined, unitary, group or consolidated returns for any group of entities that includes the Company or its Subsidiary.

                "Transaction Documents" means each of this Agreement, the Note, the Bridge Warrant and the Registration Rights Agreement, each dated as of the date hereof, and all exhibits and schedules attached thereto.

                "Union Plan" means the defined contribution plan described on
Schedule 5.15(g) hereof.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The use of the word "including" herein shall be interpreted to mean "including, without limitation," unless the context clearly requires another interpretation.

                                   ARTICLE II.
                           LENDER COMMITMENT AND LOANS

        Section 2.1 Lender Commitment; Purchase and Sale of Notes. The aggregate principal amount of Loans to be made by Lender under this Agreement shall not exceed $2,000,000 (Two Million U.S. Dollars) (such amount being hereinafter referred to as the "Commitment"). Subject to the terms and conditions set forth herein and in the Notes, Lender agrees to make a Loan to the Company on the Closing Date by purchasing a Note in the principal amount of $1,000,000 (One Million U.S. Dollars) (the "Initial Loan"). Subject to the terms and conditions set forth herein and in the Notes, Lender further agrees to make one or more additional Loans to the Company by purchasing one or more Notes, each in the principal amount of not less than $500,000 (Five Hundred Thousand U.S. Dollars), which together with the Initial Loan shall in no event exceed in the aggregate the amount of the Commitment, (each, an "Additional Loan" and together with the Initial Loan, the "Loans") from time to time during the Availability Period. Each Additional Loan to be made by Lender shall be upon notice given by the Company to Lender (the "Notice") no later than three (3) Business Days prior to the date on which the Company desires to receive the proceeds of such Additional Loan (the "Advance

Date"), which Notice shall specify (i) the amount to be advanced by Lender on such Advance Date, (ii) the amount of the remaining available Commitment after giving effect to the Loan to be advanced on the Advance Date, and (iii) the wire transfer instructions for the account into which such Additional Loan is to be made. On the Closing Date, and on each subsequent Advance Date, Lender shall make its Loan by wire transfer of immediately available funds to the account specified in the Notice, against the issuance and delivery to Lender by the Company of a duly executed Note in the principal amount of such Loan, together with such other certificates and documents as may be required under this Agreement or the Notes.

        Section 2.2 Closing. The purchase of the Note pursuant to the Initial Loan will take place at a closing (the "Closing") to be held at the offices of Lender, 1211 Avenue of the Americas, 22nd Floor, New York, NY 10036 not later than five (5) Business Days after the date on which the conditions set forth in
Article III are satisfied or waived or such later date as the Company and Lender may mutually agree in writing (the "Closing Date").

        Section 2.3 Termination and Reduction of Commitment. Unless previously terminated pursuant to this Agreement, the Commitment shall terminate on the last day of the Availability Period. The principal amounts of any Loans that are prepaid or repaid under the Notes may not be reborrowed, and the Commitment in respect thereto shall be deemed utilized. Any termination or reduction of the Commitment shall be permanent.

        Section 2.4 Repayment of Loans. The Company hereby irrevocably and unconditionally promises to pay to Lender the total outstanding principal amount of all Loans, with accrued but unpaid interest thereon, subject to any prepayments of principal and interest pursuant to the terms of the Notes and to acceleration thereunder, in one (1) installment on the Maturity Date (as defined in the Notes).

        Section 2.5 Surrender of Bridge Warrant. Upon Lender's receipt of the Placement Agent Warrant, on terms and conditions consistent with those set forth in the warrant attached as Exhibit "D" to the Securities Purchase Agreement, at the closing of the transactions contemplated by the Securities Purchase Agreement, Lender shall surrender the Bridge Warrant to the Company for cancellation.

                                  ARTICLE III.
                              CONDITIONS PRECEDENT

        Section 3.1 Lender's Conditions to Closing. Lender's obligation to make the Initial Loan to the Company through the purchase of a Note under this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions:

                (a) Receipt of Note and Other Transaction Documents. The Company shall have executed and delivered to Lender a Note in the principal amount of the Initial Loan, the Bridge Warrant and each other Transaction Document to which the Company is a party.

                (b) Opinion of the Company's Counsel. Lender shall have received from Schwartz, Cooper, Greenberger & Krauss, Chartered, special counsel to the Company in connection with this transaction, an opinion, dated the Closing Date, as to the matters set forth on

Exhibit "F" attached hereto, in form and substance reasonably satisfactory to Lender and its special counsel.

                (c) No Litigation; No Order. No action, suit or proceeding shall be pending or, to the knowledge of the Company, threatened, that seeks to restrain or prevent, or seeks changes in connection with, the consummation of the transactions contemplated by this Agreement or the contemplated issuance and sale of Series A Preferred Stock and no order (including, without limitation, a temporary restraining order), decree, writ, judgment or injunction shall be in effect that restrains, enjoins or prevents the consummation of the transactions contemplated by this Agreement or the contemplated issuance and sale of Series A Preferred Stock (collectively, "Litigation").

                (d) Proceedings. On or prior to the Closing Date, all corporate and other proceedings required to be taken under applicable laws, rules and all regulations and all rules of the American Stock Exchange in connection with the transactions contemplated by this Agreement or any Transaction Document (except those contemplated in Section 3.2(e) and 3.2(f) hereof), if any, shall have been taken and all filings and documents incident thereto shall be reasonably satisfactory in form and substance to Lender and its special counsel, and Lender and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request. The American Stock Exchange shall have approved for listing 3.7 million shares of Common Stock issuable upon conversion of the Notes and exercise of the Bridge Warrant.

                (e) Representations and Warranties. The representations and warranties of the Company contained in Article V hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

                (f) Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

                (g) Officer's Certificate. Lender shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer of the Company, certifying that the conditions set forth in Sections 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(j), 3.1(k), 3.1(m), 3.1(n), 3.1(o), 3.1(p), 3.1(q)
3.1(r), 3.1(s), and 3.1(t) hereof have been satisfied on and as of the Closing Date.

                (h) Secretary's Certificate. Lender shall have received a certificate, dated the Closing Date and signed by the Secretary of the Company, attaching good standing certificates from the Secretary of State of the States of Delaware and Illinois with respect to the Company and its Subsidiary and certifying the authenticity of attached copies of (i) the Certificate of Incorporation and by-laws of the Company and the certificate of incorporation and by-laws of Subsidiary, in each case as amended and currently in effect; and
(ii) resolutions of the Board of Directors of the Company approving this Agreement and the transactions contemplated by this Agreement.

                (i) Purchase Permitted by Applicable Laws; Legal Investment. The delivery of the Notes and the consummation of the transactions contemplated by this Agreement: (i) shall not be prohibited by any applicable law or governmental regulation; (ii) shall not subject Lender to any penalty or, in its reasonable judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation; and (iii) shall be permitted by the laws and regulations of the jurisdictions to which each party hereto is subject.

                (j) Consents and Approvals All consents, waivers, approvals, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement, any Transaction Document or any other document executed in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document shall have been obtained and be in full force and effect, and Lender and its special counsel shall have been furnished with appropriate evidence thereof.

                (k) No Material Adverse Change. Since December 31, 1999, there shall have been no material adverse change, nor shall any such change be threatened, in the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiary, taken as a whole.

                (l) Market Conditions. At any time after the date hereof and prior to the Closing Date, (i) trading in securities generally on the American Stock Exchange or any other U.S. securities exchange or Nasdaq shall not have been suspended or limited, nor shall additional material governmental restrictions, not in force on the date of this Agreement, have been imposed upon trading in securities generally or by order of the Commission or any court or other Governmental Authority, (ii) a general banking moratorium shall not have been declared by either federal or New York State authorities and (iii) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the United States of a national emergency or war or other calamity or crisis shall not have occurred.

                (m) Execution of Confidentiality Agreements By Employees. The Company shall have obtained from all of the employees and consultants identified in Schedule 3.1(m) executed agreements in form and substance reasonably satisfactory to Lender concerning the assignment of inventions, nondisclosure of confidential information and covenants not to compete.

                (n) Denis Enberg. The Company shall have obtained from Denis Enberg an executed agreement, in form reasonably satisfactory to Lender and its special counsel, assigning to the Company any and all ownership of and intellectual property rights to any improvements to the EnergySaver(TM) system, including without limitation, the GlobalCommander system, that he may have.

                (o) Great Lakes Acquisition. The Company and Great Lakes Controlled Energy Corporation shall have executed a letter of intent providing for the Company's acquisition of Great Lakes Controlled Energy Corporation on terms and conditions reasonably satisfactory to Lender.

                (p) No Default or Event of Default. At the time of and immediately after giving effect to such Initial Loan, (i) no default or event of default shall have occurred and be continuing under this Agreement, (ii) no default or event of default under any Designated Senior Debt or under any other indebtedness of the Company with a principal amount greater than $250,000 shall have occurred and be continuing, and (iii) the Initial Loan under this Agreement shall not cause a default or event of default under any Designated Senior Debt or under any other indebtedness of the Company with a principal amount greater than $250,000.

                (q) Payment of Legal Fees. The Company shall have provided Lender written authorization to pay, from the proceeds of the Initial Loan, Latham & Watkins $57,000 for services rendered by Latham & Watkins in connection with (i) this Agreement and the transactions contemplated hereby and (ii) the Securities Purchase Agreement and the transactions contemplated thereby.

                (r) Payment of Marketing and Consulting Fees. The Company shall have provided Lender written authorization to pay, from the proceeds of the Initial Loan, $70,000 in the aggregate to Lender's engineering and marketing consultant for services rendered by them in connection with the transactions contemplated by the Securities Purchase Agreement.

                (s) Insurance. The Company shall have provided evidence of insurance in types and amounts satisfactory to Lender.

                (t) Waivers. The Company shall have obtained the waivers set forth in Schedule 3.1.(t) regarding registration rights.

        Section 3.2 Conditions Precedent to Lender's Obligations to Make Additional Loans. Lender's obligations to make each Additional Loan to the Company through the purchase of Note(s) under this Agreement are subject to the satisfaction, on or before the applicable Advance Date, of the following conditions:

                (a) Proper Notice. The Lender shall have received a Notice in proper form and content and all supporting documentation in accordance with
Section 2.1.

                (b) No Litigation; No Order. No action, suit or proceeding shall be pending or, to the knowledge of the Company, threatened, that seeks to restrain or prevent, or seeks changes in connection with, the consummation of the transactions contemplated by this Agreement or the contemplated issuance and sale of Series A Preferred Stock, and no order (including, without limitation, a temporary restraining order), decree, writ, judgment or injunction shall be in effect that restrains, enjoins or prevents the consummation of the transactions contemplated by this Agreement or the contemplated issuance and sale of Series A Preferred Stock.

                (c) Representations and Warranties. The representations and warranties of the Company contained in Article V hereof shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of the Advance Date.

                (d) Compliance with this Agreement. The Company shall have performed and complied with all of its agreements and conditions set forth or contemplated herein or under any outstanding Note that are required to be performed or complied with by the Company on or before the applicable Advance Date.

                (e) Securities Purchase Agreement. The execution, delivery and performance of the Securities Purchase Agreement and the transactions contemplated thereby, shall have been approved by the Board of Directors of the Company, and the Board of Directors of the Company shall have authorized and directed the Company's management to obtain the required approval of the Company's stockholders of the execution, delivery and performance of the Securities Purchase Agreement and the transactions contemplated thereby in accordance with applicable law and the rules of the American Stock Exchange.

                (f) Approval of Charter Amendment. The Board of Directors of the Company shall have approved a charter amendment that increases the Company's authorized Common Stock from 60,000,000 shares to 75,000,000 shares, and the Board of Directors of the Company shall have authorized and directed the Company's management to obtain the required approval of the Company's stockholders of such charter amendment in accordance with applicable law and the rules of the American Stock Exchange.

                (g) Voting Agreements. Each of Pino, LLC and NCVC, LLC, and DYDX, LLC, shall have entered into a voting agreement with Lender, in substantially the form attached hereto as Exhibit "E."

                (h) No Material Adverse Change. Since December 31, 1999, there shall have been no material adverse change, nor shall any such change be threatened, in the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiary, taken as a whole.

                (i) Great Lakes Acquisition. The Company shall have completed the acquisition of Great Lakes Controlled Energy Corporation (the "Great Lakes Acquisition") on terms and conditions reasonably satisfactory to Lender.

                (j) Key Man Life Insurance. The Company shall have obtained key man life insurance for each of John Mitola and Brian Kawamura in the amount of $5,000,000 that will be in full force and effect through December 31, 2005.

                (k) Joseph Marino. The Company shall have obtained from Joseph Marino an executed agreement, in form reasonably satisfactory to Lender and its special counsel, assigning to the Company any and all ownership of and intellectual property rights to any improvements to the EnergySaver(TM) system that he may have.

                (l) Officer's Certificate. Lender shall have received a certificate, dated the applicable Advance Date and signed by the Chief Executive Officer of the Company, certifying that the conditions set forth in Sections 3.2(b)-3.2(k), 3.2(m) and 3.2(o) hereof have been satisfied on and as of the Advance Date.

                (m) Payment of Legal Fees. The Company shall have provided Lender written authorization to pay $50,000 in the aggregate from the proceeds of the first Additional Loan to

Latham & Watkins for services rendered by Latham & Watkins in connection with the placement of Series A Preferred Stock.

                (n) Purchase Permitted by Applicable Laws; Legal Investment. The delivery of the Note for such Additional Loan and the consummation of the transactions contemplated by this Agreement: (i) shall not be prohibited by any applicable law or governmental regulation; (ii) shall not subject Lender to any penalty or, in its reasonable judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation; and (iii) shall be permitted by the laws and regulations of the jurisdictions to which each party hereto is subject.

                (o) No Default or Event of Default. At the time of and immediately after giving effect to such Additional Loan, (i) no default or event of default shall have occurred and be continuing under this Agreement or any outstanding Note, (ii) no default or event of default under any Designated Senior Debt or under any other indebtedness of the Company with a principal amount greater than $250,000 shall have occurred and be continuing; and (iii) the Additional Loan under this Agreement shall not cause a default or event of default under any Designated Senior Debt or under any other indebtedness of the Company with a principal amount greater than $250,000.

                (p) Market Conditions. At any time on or after the Closing Date and prior to the Advance Date, (i) trading in securities generally on the American Stock Exchange or any other U.S. securities exchange or Nasdaq shall not have been suspended or limited, nor shall additional material governmental restrictions, not in force on the date of this Agreement, have been imposed upon trading in securities generally or by order of the Commission or any court or other Governmental Authority, (ii) a general banking moratorium shall not have been declared by either federal or New York State authorities and (iii) any material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of hostilities or declaration by the United States of a national emergency or war or other calamity or crisis shall not have occurred.

                (q) Augustine, L.P. The Company shall have entered into an agreement with Augustine, L.P., satisfactory to Lender in its sole discretion, pursuant to which Augustine, L.P. either waives the default described in item 2 of Schedule 5.3 hereof or otherwise agrees not to seek any damages from the Company arising out of or related to such default.

                                   ARTICLE IV.
                                CERTAIN COVENANTS

        For so long as the principal amount of any Loans remains outstanding and unpaid or any interest is owing to the Lender with respect to the Notes:

        Section 4.1 Incorporation of All Covenants from Bank Credit Agreement. The Company shall, and (where contemplated by the terms of the Bank Credit Agreement) shall cause its Subsidiary to, comply with all covenants set forth in Sections 4.1-4.22 of the Bank Credit Agreement, as in effect on the date hereof and regardless of whether the Bank Credit Agreement is subsequently amended, modified, supplemented, discharged or terminated, and such covenants are incorporated by reference into this Agreement for the benefit of Lender. Notwithstanding anything in this Section 4.1 to the contrary, the Company may issue capital stock as dividends to holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in accordance with the terms of the Series A Convertible Preferred Stock certificate of designations and Series B Convertible Preferred Stock certificate of designations, as applicable.

        Section 4.2 Use of Proceeds. The proceeds from the issuance and sale of the Notes will be used by the Company solely for the working capital needs of the Company and its Subsidiary. The proceeds from the issuance and sale of the Notes will not be used to repay or prepay any Designated Senior Debt of the Company or other indebtedness of the Company, other than trade payables incurred in the ordinary course of the Company's business and the minimum required scheduled payments to American National Bank & Trust Company of Chicago.

        Section 4.3 Certain Actions. A copy of all information, documents and notices required to be furnished to the lender under the Bank Credit Agreement, including without limitation, pursuant to Sections 4.5, 4.7, 4.9, 4.21 and 4.22 of the Bank Credit Agreement, shall be furnished concurrently to Lender under this Agreement. From the date hereof through the expiration of the Availability Period, the Company shall not, and shall cause its Subsidiary not to, take any action that would cause any of the representations or warranties of the Company set forth herein to become untrue or misleading.

        Section 4.4 Stockholder Approval. The Company shall use its reasonable best efforts to obtain all required approvals by the stockholders of the Company of the charter amendment described in Section 3.2(f) hereof and the Securities Purchase Agreement and the transactions contemplated thereby, and to file the charter amendment contemplated in Section 3.2(f) hereof with the Secretary of State of the State of Delaware, in each case within 90 days of the date of this Agreement.

        Section 4.5 No Modification of Resolutions. The Company's Board of Directors shall not rescind or modify in any manner the resolutions adopted in accordance with Section 3.2(e) and Section 3.2(f) hereof.

        Section 4.6 Sale of Series A Preferred Stock. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, rules and regulations and the rules of the American Stock Exchange to consummate and make effective the transactions contemplated by the Securities Purchase Agreement as promptly as practicable.

        Section 4.7 Waiver of Stay, Extension or Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law, which would prohibit or forgive the Company from paying all or any portion of the principal of and/or interest, if any, on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement or any other Transaction Document; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power granted to the Lender herein or in any other Transaction Document, but shall suffer and permit the execution of every such power as though no such law had been enacted.

                                   ARTICLE V.
                         REPRESENTATIONS, WARRANTIES AND
                            COVENANTS OF THE COMPANY


        The Company represents and warrants to the Lender that:

        Section 5.1 Organization; Standing and Qualification of Company and its Subsidiary; Corporate Authority.

                (a) Each of the Company and its Subsidiary, is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its organization, and has the corporate power to own its property and to carry on its business as now being conducted, and is duly qualified and in good standing as a foreign corporation to do business in every jurisdiction where the character of the properties owned or leased by it or the nature of any business transacted by it makes such qualification necessary, except where such nonqualification or lack of good standing would not have a material adverse effect on the business of the Company and its Subsidiary, taken as a whole. Each of the Company and its Subsidiary has delivered to the Lender true, complete and correct copies of its certificate of incorporation and its by-laws, as amended through the date hereof, which are in full force and effect on the date hereof.

                (b) The execution and delivery by the Company of this Agreement and the Transaction Documents, and the performance by the Company of all transactions and obligations contemplated hereby and thereby are within its corporate authority. The execution, delivery and performance each of the Transaction Documents and each other agreement contemplated by the terms hereof and thereof have been duly authorized by all necessary corporate proceedings on the part of the Company (except for (i) the Board approvals contemplated in Sections 3.2(e) and 3.2(f) hereof, which the Company shall cause to occur on or prior to the first Advance Date, and (ii) any necessary stockholder approval referred to in Sections 3.2(e) and 3.2(f), which is subject to Section 4.4 hereof). Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally or by equitable principles relating to enforceability. If Lender exercises its right to convert amounts outstanding under the Notes into Series A Preferred Stock pursuant to the Notes, such Series A Preferred Stock when issued, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. If Lender exercises its right to convert amounts outstanding under the Notes into Common Stock pursuant to the Notes, such Common Stock when issued will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The shares of Common Stock issuable upon exercise of the Bridge Warrant will, on or prior to the Closing Date, be duly authorized and reserved for issuance, and, when issued upon exercise of the Bridge Warrant, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

        Section 5.2 Capital Stock.

                (a) As of the date hereof, the Company has authorized 60,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, of which 2,000 have been designated Series B Preferred Stock. As of the date hereof, the Company has issued 28,959,755 issued and outstanding shares of Common Stock and 2,000 shares of Series B Convertible Preferred Stock convertible into 492,611 shares of Common Stock (calculated based on a conversion price of $4.06 and subject to adjustment as provided in the Series B Preferred Stock certificate of designations). All outstanding shares of the Common Stock and the Series B Preferred Stock have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive rights. All outstanding shares of Common Stock and the Series B Convertible Preferred Stock were issued in compliance with all applicable federal and state securities laws.

                (b) Except for 200,000 shares of Common Stock the Company expects to grant in options to each of Denis Enberg and Eugene Borucki pursuant to the letter agreement regarding the acquisition of Great Lakes Controlled Energy Corporation by the Company, dated March 16, 2001, or as otherwise stated in this Section 5.2 or in Schedule 5.2, the Company has not granted or issued, or agreed to grant or issue, any options, warrants or similar rights to acquire or receive any of the authorized but unissued shares of its capital stock of any class or any securities convertible into shares of its capital stock of any class or any stock appreciation rights. Except as set forth in Schedule 5.2(b), no adjustment to the "Conversion Price" as defined in the certificate of designations of the Series B Convertible Preferred Stock nor to the exercise price of any outstanding options or warrants of the Company will be required as a result of the transactions contemplated hereby.

                (c) Except as set forth in Schedule 5.2(c), no holder of shares of Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock) has any rights to purchase or receive additional or other securities upon the occurrence of an event that might dilute such holder's percentage interest in the Company.

        Section 5.3 No Defaults. Except as set forth in Schedule 5.3, neither the Company nor its Subsidiary is in violation of, or in default under, nor has there been any waiver given with respect to, any term or provision of any charter, by-law, mortgage, indenture, agreement, instrument, statute, rule, regulation, judgment, decree, order, writ, or injunction applicable to it, such that such violations and defaults in the aggregate could reasonably be expected to result in any material adverse change in the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiary, taken as a whole, or materially adversely affect the ability of the Company to perform in any material respect its obligations under this Agreement.

        Section 5.4 Burdensome and Conflicting Agreements and Charter Provisions. Neither the execution or delivery of the Transaction Documents by the Company, nor fulfillment of, or compliance with, the terms and provisions of the Transaction Documents by the Company will, except as set forth in Schedule 5.4, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any lien upon any of the properties or assets of the Company or its Subsidiary, or require any consent, approval or other action by, or notice to, or filing with, any court or administrative or governmental body or any other Person or pursuant to the certificate of incorporation or by-laws of the Company or the certificate of incorporation or by-laws of the Subsidiary, any award of any arbitrator or any material agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or its Subsidiary is subject, except for such approvals or waivers identified on Schedule 5.4, which shall have been obtained by the Closing Date.

        Section 5.5 Title to Assets, Etc. The Company has good and marketable fee simple title to the assets reflected on the balance sheet set forth on
Schedule 5.5 (the "Assets"). Except as set forth in Schedule 5.5, none of the Assets is subject to any encumbrances, except for minor liens that in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto or interfere with the present use and have not arisen other than in the ordinary course of business. There are no pending or threatened condemnation proceedings relating to any of the facilities of the Company. The real property improvements (including leasehold improvements) and fixtures and equipment of the Company are adequately insured and are structurally sound with no known material defects. The facilities, fixtures and equipment of the Company are in good operating condition and repair (except for ordinary wear and tear and any defect for which the cost of repairing would not be material), are sufficient for the operation of the Company's business as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety or standards, occupational safety and health laws and regulations) relating thereto currently in effect, except where the failure to conform would not have a material adverse effect on the business or financial condition of the Company. The Assets are valued at or below actual cost less an adequate and proper depreciation charge. The Company has not depreciated any of the Assets on an accelerated basis or in any other manner inconsistent with applicable Internal Revenue Service tax and fiscal guidelines, if any.

        Section 5.6 Leases. Each of the Company and its Subsidiary enjoys peaceful and undisturbed possession of all leases material to it, and necessary for the operation of its properties and assets. All such leases are valid and subsisting and are in full force and effect.

        Section 5.7 Contracts. Except as set forth in Schedule 5.7, there is no contract, agreement or understanding required to be described in or filed as an exhibit to any Commission Documents that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. Except as set forth in Schedule 5.7, each such contract, agreement and understanding is valid and binding and is in full force and effect and enforceable in accordance with its terms (except enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or as may be limited by equitable principles relating to enforceability), except in the case of such contracts, agreements or understandings that are by their terms no longer in force or effect. Except as set forth on Schedule 5.7, (i) no approval or consent of, or notice to, any Person is needed in order that such contract, agreement or understanding shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination following the consummation of the transactions contemplated by this Agreement and the Transaction Documents, other than such notices, consents and approvals as have been obtained and (ii) except as set forth in Schedule 5.3, each of the Company and its Subsidiary is not in violation of, breach of, or default under any such contract, agreement or understanding nor is any other party to any such contract, agreement or understanding.

        Section 5.8 Financial Statements. The Company has furnished Lender with
(a) balance sheets of each of the Company and its Subsidiary as at December 31, 1999 and the related statements of income, stockholders' equity and cash flows of the Company and its Subsidiary for the fiscal year ended December 31, 1999, all certified by BDO Seidmen LP, including in each case the related schedules and notes, (b) an unaudited balance sheet of the Company as at September 30, 2000 and statements of income, stockholders' equity and cash flows of the Company for the period ended on such date, prepared by the Company and certified by its principal financial officer, and (c) the unaudited balance sheet of Subsidiary as at September 30, 2000 and statements of income, stockholders' equity and cash flows of Subsidiary for the period ended on such date prepared by Subsidiary and certified by its chief financial officer (items (b) and (c) are collectively referred to as the Interim Financial Statements).

                (a) All such financial statements (including any related schedules and notes) have been prepared in accordance with generally accepted accounting principles consistently applied, except to the extent set forth in the notes to such financial statements and except for the absence of footnotes to the Interim Financial Statements and except that the Interim Financial Statements are subject to normal year end adjustments and to adjustments made in the course of an audit that would not in the aggregate be material, throughout the periods involved and to the extent required by such principles show all liabilities, direct and contingent, of the Company and Subsidiary required to be shown thereon in accordance with generally accepted accounting principles. The balance sheets and the related schedules and notes fairly present the financial condition of the Company and its Subsidiary. Except as set forth in Schedule 5.8, the Company has incurred no material liabilities since September 30, 2000, other than those incurred in the ordinary course of business. The net income and stockholders' equity statements and the related schedules and notes fairly present the results of the operations of the Company and its Subsidiary for the periods indicated.

                (b) Except for matters set forth in Schedule 5.8, there has been no material adverse change in the assets, business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiary, taken as a whole, since December 31, 1999.

        Section 5.9 Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary before any court, arbitrator or administrative or governmental body that (a) seeks to enjoin or otherwise prevent the consummation of the transactions contemplated hereby or the sale or issuance of the Series A Preferred Stock or (b) materially and adversely affects, or as to which there is a reasonable possibility of an adverse decision that would materially and adversely affect, either individually or collectively, the assets, business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiary. Neither the Company nor its Subsidiary is in violation of any judgment, order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, the violation of which reasonably could be expected to, either individually or collectively, materially and adversely affect the business, property, assets, operations or condition (financial or otherwise) of the Company and its Subsidiary, taken as a whole.

        Section 5.10 Offering of Series A Preferred Stock. Assuming that each purchaser of Series A Preferred Stock makes representations and warranties substantially similar to those of Lender set forth in Article VI hereof, the offer, sale and issuance of the Series A Preferred Stock and the issuance of the Placement Agent Warrant will be exempt from the registration requirements of the Securities Act. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Series A Preferred Stock to any Person so as to bring the offering and sale of such Series A Preferred Stock by the Company within the registration provisions of the Securities Act. The Company will file all notices and satisfy all registration or qualification requirements of any state securities or Blue Sky law of any applicable jurisdiction with respect to the offer, issuance and sale of the Series A Preferred Stock and the issuance of the Placement Agent Warrant.

        Section 5.11 Broker's or Finder's Commissions. Other than the fee payable to the Lender (which will be paid by the Company) no broker's or finder's or placement fee or commission will be payable with respect to the sale or the issuance of the Notes or the Common Stock issuable upon the conversion thereof or the Series A Preferred Stock as a result of any act or omission by the Company, and the Company will hold the Lender harmless from any claim, demand or liability for broker's or finder's or placement fees or commissions alleged to have been incurred in connection with the sale or the issuance of the Notes or the Common Stock issuable upon the conversion thereof or the Series A Preferred Stock, due to any actions of the Company or its Subsidiaries or any of their respective directors, officers or agents.

        Section 5.12 [Omitted.].

        Section 5.13 Intellectual Property.

                (a) Each of the Company and its Subsidiary exclusively owns or possesses the requisite licenses or rights (on reasonable commercial terms) to use all patents, trade secrets, trademarks, service marks, service names, trade names, copyrights and other intellectual property rights necessary to enable it to conduct its business as now operated (collectively, the "Company IP") except for those items listed on Schedule 5.13(a), which rights shall have been obtained by the Closing Date. There is no claim or action by any Person pertaining to, or proceeding pending, or to the Company's knowledge threatened, that challenges the rights of the Company or its Subsidiary with respect to any Company IP. To the Company's knowledge, neither of the Company's nor its Subsidiary's current and intended products and services, infringe on any patents, licenses, trademarks, service marks, service names, trade names, copyrights or other intellectual property rights held by any Person and neither the Company nor its Subsidiary is aware of any facts or circumstances that might give rise to any of the foregoing.

                (b) Except as set forth in Schedule 5.13(b), no proceedings or claims in which the Company alleges that any Person is infringing upon, or otherwise violating, any Company IP are pending, and none has been served by, instituted or asserted by the Company or its Subsidiary, nor are any proceedings threatened alleging any such violation or infringement.

                (c) The Company has taken and will take all commercially reasonable actions that are necessary or advisable in order to fully protect the Company IP, in a manner consistent with prudent commercial practice.

        Section 5.14 Taxes. Each of the Company and its Subsidiary has timely filed (or caused to be filed) all Tax Returns that are required to be filed by (or with respect to) it on or before the date hereof and has paid all Taxes due on or before the date hereof whether or not reflected on such Tax Returns, including pursuant to any assessment received by it. All such Tax Returns were true, correct and complete in all material respects except that the Company has not yet paid approximately $19,330 of real estate taxes on its Elk Grove Village, Illinois premises which first became due on March 1, 2001 (The Company may pay such taxes by May 1, 2001, with a penalty of $580.12). None of such Tax Returns has been audited by the relevant taxing authority, and no taxing authority has notified (or threatened) the Company or its Subsidiary, orally or in writing, that such taxing authority will or may audit any such return. Each of the Company and its Subsidiary has complied with all requirements of the Code, the Treasury Regulations and any state, local or foreign law relating to the payment and withholding of Taxes relating to it, and each of the Company and its Subsidiary has, within the time and in the manner prescribed by applicable law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over relating to it. The charges, accruals and reserves on the books of the Company and its Subsidiary in respect of Taxes or other governmental charges are adequate to cover any liability of the Company and its Subsidiary for Taxes through the date hereof. There are no liens for Taxes with respect to any asset of the Company or its Subsidiary, except for liens with respect to Taxes that are not yet due and payable other than as described above with respect to real estate taxes for its Elk Grove, Illinois premises. No taxing authority in a jurisdiction where the Company or its Subsidiary, as the case may be, does not file tax returns has made a claim, assertion or threat that the Company or its Subsidiary is or may be subject to taxation in such jurisdiction.

        Section 5.15 ERISA.

                (a) Schedule 5.15 sets forth each plan, agreement, arrangement or commitment that is an employment or consulting agreement, executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company or its Subsidiary for any present or former employees, officers or directors of the Company or its Subsidiary ("Company Personnel") or with respect to which the Company or any Subsidiary has liability or makes or has an obligation to make contributions ("Employee Plans").

                (b) Except as to the Union Plan, the Company has provided Lender with access to (i) copies of all Employee Plans or, in the case of an unwritten plan, a written description thereof, (ii) copies of any annual, financial or actuarial reports and Internal Revenue Service determination letters relating to such Employee Plans and (iii) copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and employee communications relating to such Employee Plans that materially modify an existing summary plan description and distributed to Company Personnel, in each case under this subsection (iii), existing or in effect during or within the past five years.

                (c) Except as set forth on Schedule 5.15(c), no Employee Plan (except the Union Plan, which is excluded from this representation and warranty) entitles Company Personnel to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to plans intending to be qualified under Section 401(a) of the Code and listed on the Schedule 5.15(c), and no other benefits whatsoever are payable to any Company Personnel after termination of employment (including retiree medical and death benefits).

                (d) Each Employee Plan (except the Union Plan, which is excluded from this representation and warranty) that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) unfunded.

                (e) Each Employee Plan (except the Union Plan, which is excluded from this representation and warranty) by its terms and operation is in compliance in all material respects with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

                (f) There are no actions, suits or claims pending or, to the Company's knowledge, threatened against any Employee Plan (other than the Union Plan, which is excluded from this representation and warranty) or administrator or fiduciary of any such Employee Plan (other than routine noncontested claims for benefits) nor, to the Company's knowledge, does any set of circumstances exist that may reasonably give rise to such a claim. As to each Employee Plan for which an annual report is required to be filed by the Company under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and with respect to the most recent report regarding each such Employee Plan liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby.

                (g) Except as set forth on Schedule 5.15(g), neither the Company nor any entity that is or was at any time treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code has at any time (i) maintained, contributed to or been required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA) or any plan that is a multiemployer plan, (ii) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA or (iii) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code whether or not waived.

                (h) Each Employee Plan (except the Union Plan, which is excluded from this representation and warranty) intended to be qualified under Section 401(a) of the Code and, if applicable, Section 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service stating that such Employee Plan is qualified under Section 401(a) and, if applicable, Section 401(k) of the Code and the related trust is exempt from tax under Section 501(a) and nothing has occurred since the date of such letter to cause the letter to be no longer valid or effective.

                (i) Neither the Company nor, to the knowledge of the Company, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), that could subject any of the Employee Plans (or their trusts), the Company, or any person who the Company has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. No "reportable event" (as such term is defined in Section 4043 of ERISA) for which the notice requirement has not been waived by the Pension Benefit Guaranty Corporation has occurred or is expected to occur with respect to any Employee Plan and the Company will provide each Lender notice of any reportable events upon learning of the same.

                (j) Except as set forth on Schedule 5.15(j), the events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan or compensation to any Company Personnel, (iii) result in any payments (including parachute payments) under any Employee Plan or law becoming due to any Company Personnel or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Employee Plan.

                (k) Except as set forth in Schedule 5.15(k), neither the Company nor any Subsidiary (nor any entity that is or was at any time treated as a single employer with the Company or any Subsidiary under Section 414(b), (c),
(m) or (o) of the Code or ERISA) has any obligation or liability (contingent or otherwise) relating to or in connection with the Union Plan. The Union Plan is not subject to Title IV of ERISA. Except as set forth in Schedule 5.15(k), all contributions required to be made by the Company or any Subsidiary to the Union Plan have been made when due and, to the best of the Company's knowledge, if the Company and the Subsidiaries were to withdraw from the Union Plan on the Closing Date, neither the Company nor any Subsidiary would incur any liability relating to or in connection with the Union Plan.

        Section 5.16 Environmental.

                (a) Except as set forth on Schedule 5.16(a), the Company and its Subsidiary comply, and the Company, its Subsidiary and their respective predecessors at all times during their existence have complied, with all applicable Environmental Laws (as defined below).

                (b) There is not now pending or, to the knowledge of the Company or its Subsidiary, threatened, any action, claim, proceeding or investigation, nor has the Company, its Subsidiary, or any of their respective predecessors received any notice, claim, demand letter or request for information at any time, alleging that the Company, its Subsidiary, or any of their respective predecessors may be or is in violation of, or liable under, any Environmental Law, nor does there exist any basis for any such action, claim, proceeding or investigation.

                (c) Except as disclosed on Schedule 5.16(c), there are no Hazardous Substances (as defined below) located on any of the properties currently or formerly owned or operated by the Company, its Subsidiary or any of their respective predecessors (including soil, groundwater and surface features and buildings and structures thereon) (the "Properties"), and none of the Properties contains, or has contained, any underground improvements, including, but not limited to, treatment or storage tanks, sumps, water, gas or oil wells, or associated piping.

                (d) The Company and its Subsidiary does not have any contingent liability in connection with a Release (as defined below) or threatened Release of any Hazardous Substance at any location.

                (e) To the knowledge of the Company and its Subsidiary, there are no present or past Environmental Conditions (as defined below) in any way related to the Company, its Subsidiary, or any of their respective predecessors that have, or may have, individually or in the aggregate, a material adverse effect with respect to any Property or the business or condition of the Company or its Subsidiary, taken as a whole.

                (f) As used herein, "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, judgment, opinion, common law or binding equitable principle or agency requirement relating to pollution, contamination, wastes, hazardous material or the protection of the environment, human health or safety.

                (g) As used herein, "Hazardous Substance" means any substance that is listed, classified under or regulated by any governmental authority pursuant to any Environmental Law, including, without limitation, any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

                (h) As used herein, "Release" means any release, spill, emission, leaking, pumping, injection, deposit, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Substance.

                (i) As used herein, "Environmental Condition" means the Release or threatened Release of any Hazardous Substance upon, under, in or about any of the Properties, or any other circumstance involving any Property or the Company, its Subsidiary, or any of their respective predecessors that could be expected to result in any claim, liability, costs or losses, or any restriction on the ownership, use or transfer of any Property pursuant to any Environmental Law.

        Section 5.17 Insurance. The Company maintains or is covered by valid policies of workers' compensation insurance and of insurance with respect to its properties and business. The Company currently maintains in full force insurance covering the respective risks of the Company and its Subsidiary of such types and in such amounts, with such deductibles and with such insurance companies as are customary for other companies engaged in similar lines of business.

        Section 5.18 Transactions with Affiliates. Except as set forth on
Schedule 5.18, neither the Company nor its Subsidiary is directly or indirectly a party to or otherwise involved in any transaction including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with any Affiliate. The Company has delivered to the Lender copies of all agreements and documents related to all transactions listed on Schedule 5.18.

        Section 5.19 Employees; Labor Matters. Except as set forth on Schedule 5.19, the Company is not a party to any labor agreement with respect to its employees with any labor organization, group or association. The Company is not delinquent in payments to any of the employees of the Company for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. The Company is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company pending before any Governmental Authority arising out of the Company's activities, and the Company has no knowledge of any facts or information that would give rise thereto. There is no labor strike or labor disturbance pending or threatened against the Company nor, except as set forth on Schedule 5.19, is any grievance currently being asserted, and the Company has not experienced a work stoppage or other labor difficulty. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any Governmental Authority. The Company is, and at all times has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

        Section 5.20 Customers, Suppliers and Distributors. Schedule 5.20 sets forth a listing of any customer that accounted for more than $100,000 in revenue for the Company for the year ended December 31, 2000 (collectively, the "Customers"). The relationships of the Company with its Customers, suppliers, distributors and manufacturer's representatives are good commercial working relationships. To the knowledge of the Company, no material Customer, supplier, distributor or manufacturer's representative of the Company intends to terminate or materially reduce its business relationship with the Company for any reason.

        Section 5.21 Agreements with Stockholders. Schedule 5.21 lists all agreements, arrangements or understandings between the Company and one or more stockholders of the Company relating to the transfer of any class of securities of the Company (including, without limitation, tag-along rights, drag-along rights, rights of first offer or any similar rights or obligations) or voting of any class of securities of the Company. The Company has delivered to Lender copies of all agreements and documents relating thereto.

        Section 5.22 Company Qualifies as a "Smaller Enterprise". The Company qualifies as a "smaller enterprise" under the Code of Federal Regulations, such that a small business investment company is permitted to make an investment in the Company.

        Section 5.23 Projections. Prior to the date hereof, the Company delivered to Lender financial projections relating to the Company and contained in the PPM (the "Projections"). In the opinion of management of the Company, the assumptions used in preparation of the Projections were reasonable when made and continue to be reasonable as of the date hereof and as of the Closing Date. The Projections have been prepared in good faith.

        Section 5.24 Commission Documents. The Company has filed all registration statements, proxy statements, information statements, reports and other documents required to be filed by it under the Securities Act or the Exchange Act, and all amendments thereto (collectively, the "Commission Documents"). The Company has furnished Lender copies of all Commission Documents, each as filed with the Commission, since January 1996. Each Commission Document when filed with the Commission was true and accurate in all material respects and in compliance in all material respects with the requirements of its respective report form and the rules and regulations of the Commission. No Commission Document contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not misleading.

        Section 5.25 Disclosure. Neither this Agreement nor any other document, certificate or statement prepared by or on behalf of the Company by its authorized representatives or agents and furnished to or made available to Lender in writing by or on behalf of the Company by its authorized representatives or agents in connection herewith, including without limitation, the PPM, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE VI.
                        REPRESENTATIONS AND WARRANTIES OF
                                     LENDER

                Lender represents and warrants to the Company as of the date of this Agreement that:

        Section 6.1 Investment Purpose. Lender is purchasing the Note for Lender's own account for investment only and not with a view toward or in connection with the public sale or distribution thereof. Lender will not resell the Note or the Common Stock issued upon conversion of the Note (the "Conversion Stock") except pursuant to sales that are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and/or sales registered under the Securities Act and all applicable state securities laws. Lender understands that Lender may bear the economic risk of this investment indefinitely, unless the Conversion Stock is registered pursuant to the Securities Act and any applicable state securities laws or an exemption from such registration is available, and that the Company has no present intention of registering the Conversion Stock other than as contemplated by the Registration Rights Agreement.

        Section 6.2 Accredited Investor Status. Lender is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. By reason of its business and financial experience, sophistication and knowledge, Lender is capable of evaluating the risks and merits of the investment made pursuant to this Agreement.

        Section 6.3 Authorization; Enforcement. This Agreement and each Transaction Document to which Lender will be a party have been duly and validly authorized, executed and delivered on behalf of Lender and are the legal, valid and binding agreements of Lender enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        Section 6.4 Broker's or Finder's Commissions. Other than the fee payable to the Lender (which will be paid to Lender by the Company) no broker's or finder's or placement fee or commission will be payable with respect to the sale or the issuance of the Notes or the Common Stock issuable upon the conversion thereof or the Series A Preferred Stock as a result of any act or omission by the Lender, and the Lender will hold the Company harmless from any claim, demand or liability for broker's or finder's or placement fees or commissions alleged to have been incurred in connection with the sale or the issuance of the Notes or the Common Stock issuable upon the conversion thereof or the Series A Preferred Stock, due to any actions of the Lender.

                                  ARTICLE VII.
                                 INDEMNIFICATION

        Section 7.1 General.

                (a) The Company (the "Indemnifying Party") agrees and covenants to hold harmless and indemnify Lender and each of its Affiliates, and its respective employees, directors, officers, principals, controlling Persons, advisors and agents (each of the foregoing Persons being an "Indemnified Person"), from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees and expenses of investigation) incurred by such Indemnified Person (collectively, "Indemnifiable Costs and Expenses") (i) arising out of or based upon any breach by the Indemnifying Party of any of its representations, warranties or covenants contained herein or in the other Transaction Documents to which it is a party or in any agreement, instrument or document delivered by the Company hereunder or thereunder or (ii) in connection with enforcing the rights of an Indemnified Person under this Agreement or under the other Transaction Documents to which it is a party.

                (b) The obligations of the Indemnifying Party hereunder shall survive the Closing.

        Section 7.2 Procedure. Promptly after receipt by an Indemnified Person of notice from any third party of the commencement of any lawsuit, inquiry or other proceeding or investigation thereof, such Indemnified Person will, if a claim in respect thereof is to be made against the Indemnifying Party hereunder, notify the Indemnifying Party in writing of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party (x) from any liability which it may have to any Indemnified Person hereunder unless the Indemnifying Party is actually prejudiced thereby or (y) from any liability which it may have to any Indemnified Person otherwise than pursuant to this Article VII. Each Indemnified Person shall permit the Indemnifying Party to assume the defense of such claim with counsel reasonably satisfactory to such Indemnified Person; provided, however, that any Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (A) the Indemnifying Party has agreed to pay such fees or expenses, (B) the Indemnifying Party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Indemnified Person in a timely manner or
(C) in the reasonable judgment of such Indemnified Person, based upon advice of its counsel, a conflict of interest may exist between such Indemnified Person and the Indemnifying Party with respect to such claims (in which case, if such Indemnified Person notifies the Indemnifying Party in writing that such Indemnified Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Indemnified Person). The Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld or delayed). No Indemnified Person will be required to consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect of such claim or litigation. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Persons with respect to such claim, as well as one local counsel in each relevant jurisdiction.

        Section 7.3 Contribution.

                (a) In order to provide for just and equitable contribution in circumstances under which the indemnity provided for in this Article VII is for any reason held to be unenforceable by the Indemnified Person, the Indemnifying Party, in lieu of indemnifying such Indemnified Person, shall have an obligation to contribute, and shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party and the Indemnified Persons, but also to reflect the relative fault of the Indemnifying Party and the Indemnified Persons in connection with the statement or omissions that result in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault of the Indemnifying Party and the Indemnified Persons shall be determined, if applicable, by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact has been made by, or relates to information supplied by, the Indemnifying Party or Indemnified Persons and the Persons' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a Person as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any reasonable legal or other fees or expenses reasonably incurred by such Person in connection with investigation or defending any such claim.

                (b) The Company and Lender agree that it would not be just and equitable if contribution pursuant to the immediately preceding paragraph were determined by any method of allocation that does not take into account the equitable considerations referred to in such paragraph.

        Section 7.4 Notification. Each party agrees to notify in writing promptly the other party of the commencement of any litigation or proceeding against it or any of its stockholders, officers, directors or agents in connection with the issuance and sale of any Note.

                                  ARTICLE VIII.
                                  SUBORDINATION

        Section 8.1 Notes Subordinated to Designated Senior Debt. The Company for itself and its successors, and the Lender, by its acceptance of the Notes, agrees that the payment of the principal amount of the Notes and interest thereon (other than payment by way of conversion of all or a portion of the Notes into capital stock of the Company), and any claim for rescission or damages in respect thereof under any applicable law (the "Subordinated Obligations") is subordinated, to the extent and in the manner provided in this
Article VIII, to the prior payment of Designated Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed).

        Section 8.2 No Payment on Notes in Certain Circumstances.

                (a) No payment will be made on account of the Subordinated Obligations, or to acquire the Notes for cash, property or securities (other than payment by way of conversion of all or a portion of the Notes into capital stock of the Company) (x) upon the maturity of any Designated Senior Debt by lapse of time, acceleration or otherwise, unless and until all such Designated Senior Debt shall first be paid in full in cash or cash equivalents or provision for the payment in full in cash or cash equivalents have been made with respect thereto, in each case, in a manner satisfactory to the holders of Designated Senior Debt or (y) in the event that the Company defaults in the payment of any principal of or interest on or any other amounts payable on or due in connection with any Designated Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been cured or waived in writing.

                (b) Upon the occurrence of any event of default (or if an event of default would result upon any payment with respect to the Subordinated Obligations) with respect to any Designated Senior Debt, as such event of default is defined in the instruments evidencing such Designated Senior Debt or under which it is outstanding, permitting the holders to accelerate its maturity (if the default is other than default in payment of the principal of or interest on or any other amount due in connection with such Designated Senior Debt), upon written notice of the event of default given to the Company by the holders of such Designated Senior Debt (or their agent or representative), then, unless and until such event of default has been cured or waived in writing, no payment will be made by the Company with respect to the Subordinated Obligations or to acquire the Note for cash, property or securities (other than payment by way of conversion of all or a portion of the Notes into capital stock of the Company); provided that the foregoing will not prevent the making of any payment for a period of more than 179 days after the date the written notice of the default is given unless such Designated Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within that period, and that declaration has not been rescinded. If such Designated Senior Debt is not declared due and payable within 179 days after the written notice of the default is given, promptly after the end of the 179-day period the Company will pay all sums not paid during the 179-day period because of this paragraph (b) unless paragraph (a) above is then applicable. During any period of 360 consecutive days only one such period during which payment of principal of, or interest on, the Notes may not be made may commence and the duration of such period may not exceed 179 days.

                (c) If any payment or distribution of assets of the Company is received by the Lender under the Notes in respect of the Subordinated Obligations at a time when that payment or distribution should not have been made because of paragraph (a) or (b) above, such payment or distribution will be received and held in trust for and will be paid over to the holders of Designated Senior Debt which is due and payable and remains unpaid or unprovided for (pro rata as to each of such holders on the basis of the respective amounts of such Designated Senior Debt which is due and payable) until all such Designated Senior Debt has been paid in full in cash or cash equivalents or provided for in cash or cash equivalents in a manner satisfactory to the holders of Designated Senior Debt, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

        Section 8.3 Notes Subordinated to Prior Payment of all Designated Senior Debt on Dissolution, Liquidation or Reorganization.

                (a) Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership or similar proceeding related to the Company or its property or upon an assignment for the benefit of creditors, any marshaling of the Company's assets or liabilities, or otherwise):

                        (i) the holders of all Designated Senior Debt will first be entitled to receive payment in full in cash or cash equivalents or provision for payment in full in cash or cash equivalents in a manner satisfactory to the holders of Designated Senior Debt of the principal of and interest on Designated Senior Debt and other amounts due in connection with Designated Senior Debt at the rate provided for in the documents governing such Designated Senior Debt (whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under Title 11 of the United States Code), before the Lender under the Notes is entitled to receive any payment on account of the principal of or interest on the Notes;

                        (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Lender would be entitled except for the provisions of this Section 8.3 will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Designated Senior Debt or their representatives to the extent necessary to make payment in full in cash or cash equivalents or provision for payment in full in cash or cash equivalents in a manner satisfactory to the holders of Designated Senior Debt of all Designated Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt; and

                        (iii) if, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities is received by the Lender on account of the Subordinated Obligations (other than by way of conversion of all or a portion of the Notes into the capital stock of the Company) before all

Designated Senior Debt is paid in full in cash or cash equivalents or provided for in cash or cash equivalents in a manner satisfactory to the holders of Designated Senior Debt, such payment or distribution will be received and held in trust for and will be paid over to the holders of the Designated Senior Debt remaining so unpaid or unprovided for or their representatives for application to the payment of such Designated Senior Debt until all such Designated Senior Debt has been paid in full in cash or cash equivalents or provided for in cash or cash equivalents in a manner satisfactory to the holders of Designated Senior Debt, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Designated Senior Debt.

                (b) the Company will give prompt written notice to the Lender under the Notes of any dissolution, winding up, liquidation or reorganization of it or any assignment for the benefit of its creditors and of any event of default in respect of Designated Senior Debt.

                (c) For purposes of this Section 8.3, the words "cash, property or securities" shall not be deemed to include (x) shares of common stock of the Company as reorganized or readjusted, (y) securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, which securities are subordinated, to at least the same extent as the Notes, to the payment of all Designated Senior Debt then outstanding or (z) any payment or distribution of securities of the Company or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect has been given, to subordination of the Notes to Designated Senior Debt and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or similar law. For purposes of this
Section 8.3, "distribution" and "payment" with respect to the Company or its assets include payments, distributions and other transfers of assets by or on behalf of the Company from any source, of any kind or character, whether direct or indirect, by set-off or otherwise, whether in cash, property or securities.

        Section 8.4 Lender Under the Notes to be Subrogated to Rights of Holders of the Designated Senior Debt. Following the payment in full in cash or cash equivalents or provision for payment in full in cash or cash equivalents in a manner satisfactory to the holders of Designated Senior Debt of all Designated Senior Debt, Lender under the Notes will be subrogated to the rights of the holders of Designated Senior Debt to receive payments or distributions of assets of the Company applicable to the Designated Senior Debt until all amounts owing on the Notes have been paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Designated Senior Debt by or on behalf of the Company or by or on behalf of the Lender under the Notes by virtue of this Article VIII that otherwise would have been made to the Lender under the Notes will, as between the Company and the Lender, be deemed to be payment by the Company to or on account of the Designated Senior Debt, it being understood that the provisions of this Article VIII are and are intended solely for the purpose of defining the relative rights of the Lender under the Notes, on the one hand, and the holders of Designated Senior Debt, on the other hand.

        Section 8.5 Obligations of the Company Unconditional. Nothing contained in this Article VIII or elsewhere in the Notes is intended to or will impair, as between the Company and the Lender under the Notes, the obligations of the Company, which are absolute and unconditional, to pay to the Lenders under the Notes the Subordinated Obligations as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Lenders under the Notes and creditors of the Company other than the holders of the Designated Senior Debt, nor will anything herein or therein prevent the Lender from exercising all remedies otherwise permitted by applicable law upon default under the Notes, subject to the rights if any, under this Article VIII of the holders of Designated Senior Debt.

        Section 8.6 Subordination Rights not Impaired by Acts or Omissions of the Company or Holders of Designated Senior Debt. No right of any present or future holders of any Designated Senior Debt to enforce subordination as provided herein will at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms of this Article VIII, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Designated Senior Debt may extend, renew, modify or amend the terms of the Designated Senior Debt (but not to increase the aggregate principal amount of indebtedness of the Company permitted thereunder) or any security or guarantee therefor or thereof, release, sell or exchange such security, exercise or refrain from exercising any rights against the Company, any of its Subsidiaries or any other Person and otherwise deal freely with the Company, all without affecting the liabilities and obligations of the parties to the document or the Lender under the Notes. No amendment to these provisions will be effective against the holders of the Designated Senior Debt who have not consented thereto in writing.

        Section 8.7 Not to Prevent Events of Default. The failure to make a payment on account of the Subordinated Obligations by reason of any provision of this Article VIII will not be construed as preventing the occurrence of an Event of Default.

        Section 8.8 Miscellaneous. If, upon any proceeding referred to in
Section 8.3, the Lender under the Notes does not file a claim in such proceeding prior to fifteen (15) days before the expiration of the time to file such claim, the holders of the Designated Senior Debt or their agent or representative, at the expense of the holders of Designated Senior Debt, may file such claim on behalf of such Lender.

                                   ARTICLE IX.
                                  MISCELLANEOUS

        Section 9.1 Entire Agreement; Survival of Provisions. This Agreement, together with the other agreements, instruments and documents expressly referred to herein, constitute the entire agreement of the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings with respect thereto, whether written or oral. Unless this Agreement has been terminated prior to the Closing Date, all of the covenants of the parties made herein shall remain operative and in full force and effect regardless of acceptance of any of the Notes and payment therefor. The representations and warranties set forth herein shall survive the execution and delivery of this Agreement and the issuance of the Notes and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Lender or the Company. The representations, warranties, agreements and covenants made herein and in the other Transaction Documents shall be deemed to have been relied upon by the parties hereto.

        Section 9.2 No Waiver; Modifications in Writing. No failure or delay by a party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. No waiver of or consent to any departure by a party from any provision of this Agreement shall be effective unless signed in writing by the parties entitled to the benefit thereof. No amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by the Company and Lender. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

        Section 9.3 Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

                        (i) If to the Company:

                            Electric City Corp.
                            1286 Landmeier Road,
                            Elk Grove Village, IL 60007-2410,
                            Fax No.: 847-437-4969
                            Attention:  General Counsel

                       (ii) If to Lender:

                            Newcourt Capital USA, Inc.
                            c/o The CIT Group
                            1211 Avenue of the Americas, 22nd Floor
                            New York, New York 10036
                            Fax No.:  212-382-9033
                            Attn:  Guy Piazza or Jeffrey A. Marcks

        Section 9.4 Headings; Table of Contents. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        Section 9.6 Binding Effect; Assignment. The rights and obligations of the parties under this Agreement may not be assigned or otherwise transferred to any other Person, except with the prior written consent of the other party hereto, provided that Lender may assign or otherwise transfer any or all of such rights and/or obligations to any of its respective Affiliates without obtaining any such consent. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement or any Affiliate of any such Person (as designated in writing to the other parties hereto) and its respective successors and permitted assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, Lender and its respective successors and permitted assigns.

        Section 9.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. This Agreement may not be changed orally.

        SECTION 9.8 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN ANY FEDERAL COURT SITUATED IN THE STATE OF NEW YORK OR ANY STATE COURT OF THE STATE OF NEW YORK IN EACH CASE, IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, AND EACH PARTY AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURT, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT. EACH PARTY FURTHER IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY PARTY IF GIVEN PERSONALLY OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL THAT REQUIRES A SIGNED RECEIPT, POSTAGE FULLY PREPAID, MAILED TO SUCH PARTY AS HEREIN PROVIDED. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.

        Section 9.9 Further Assurances. The Company shall from time to time and at all times hereafter make, do, execute or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances, without further consideration, that may reasonably be required to effect the transactions contemplated by this Agreement or the Notes.

        Section 9.10 Specific Performance. The Company acknowledges that irreparable damage would occur to Lender in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company and that money damages would not provide an adequate remedy to the Lender. It is accordingly agreed that the Lender shall be entitled to an injunction and other equitable remedies to prevent breaches by the Company of this Agreement and the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof.

        Section 9.11 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

        Section 9.12 Costs, Expenses and Taxes. The Company shall pay any and all stamp, transfer and other similar Taxes payable or determined to be payable in connection with the execution and delivery at the Closing Date of this Agreement or the original issuance of the Notes, and shall save and hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such Taxes. The Company shall pay its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and delivery of this Agreement and the other Transaction Documents. The Company shall also pay the legal fees and expenses of Lender incurred on its behalf with respect to the negotiation, execution and delivery of this Agreement and the other Transaction Documents.

        Section 9.13 Publicity. The parties agree that no public release or announcement concerning this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby shall be made without advance review and approval by each party hereto, except as otherwise required by applicable law.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

                                       ELECTRIC CITY CORP., a Delaware
                                       corporation


                                       By: /s/ JOHN MITOLA
                                           -------------------------------------
                                       Name: John Mitola
                                       Title: Chief Executive Officer


                                       NEWCOURT CAPITAL USA, INC.,
                                       a Delaware corporation


                                       By: /s/ GUY PIAZZA
                                           -------------------------------------
                                       Name: Guy Piazza
                                       Title: Managing Director

                                       NEWCOURT CAPITAL USA, INC.,
                                       a Delaware corporation


                                       By: /s/ KAREN SCOWCROFT
                                           -------------------------------------
                                       Name: Karen Scowcroft
                                       Title: Vice President





                   [SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]